Exhibit 99.1

For more information, please contact:

Company Contact:	Investor Relations Contact:
Mr. Fernando Liu	Mr. Athan Dounis
Chief Financial Officer	Account Manager
China Wind Systems, Inc.	CCG Investor Relations
Tel: + 86-13761347367	Tel: +1-646-213-1916
Email: fol@chinawindsystems.com	Email: athan.dounis@ccgir.com
Web: www.chinawindsystems.com	Web: www.ccgirasia.com

China Wind Systems Withdraws Form S-3 Registration

WUXI, Jiangsu, China, April 1, 2011 -- China Wind Systems, Inc. (NASDAQ: CWS), ("China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced that it has filed an application with the Securities and Exchange Commission to withdraw its Registration Statement on Form S-3, which became effective on May 14, 2010.

The Company requested to withdraw its Registration Statement because it does not intend to pursue the sale of the securities under the current market conditions. No securities were sold pursuant to the Registration Statement.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile industry in China. With its new state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Form 10-K for the year ended December 31, 2010 and factors discussed in other filings with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.